Exhibit 16.1

January 25, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Commissioners:

We have read the Change in Certifying Accountant disclosure regarding Key Mining Corp. appearing in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-275545) and related Prospectus of Key Mining Corp. dated January 25, 2024. We are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs. We have no basis to agree or disagree with other statements contained in the sixth paragraph.

Very truly yours,

/s/ Assure CPA, LLC
Assure CPA, LLC